Exhibit 99.1

NRG Yield, Inc. Increases Revolving Credit Facility to $450 Million

PRINCETON, NJ; April 28, 2014 — NRG Yield, Inc. (NYSE: NYLD) (“NRG Yield” or the “Company”) announced today that its subsidiary, NRG Yield Operating LLC, closed a $450 million secured revolving credit facility with RBC Capital Markets as Sole Lead Arranger, and Royal Bank of Canada as agent. The bank group includes ten financial institutions and the facility’s term was extended to April 2019. The facility, which will be used for general corporate purposes including financing of future acquisitions and posting of letters of credit, was increased to $450 million from $60 million and is currently undrawn.

“The increase in our undrawn, secured revolving credit facility highlights NRG Yield’s strong financial position,” stated Kirk Andrews, the Company’s Chief Financial Officer. “Along with our recent $345 million convertible note offering, this expanded revolver further fortifies the Company’s liquidity and capital structure, enhancing our ability to execute on our short-term and long-term growth strategy.”

About NRG Yield, Inc.

NRG Yield owns a diversified portfolio of contracted renewable and conventional generation and thermal infrastructure assets in the U.S., including fossil fuel, solar and wind power generation facilities that provide the capacity to support more than one million American homes and businesses. Our thermal infrastructure assets provide steam, hot water and/or chilled water, and in some instances electricity, to commercial businesses, universities, hospitals and governmental units in multiple locations. NRG Yield is traded on the New York Stock Exchange under the symbol NYLD. Visit www.nrgyield.com for more information.

Forward-Looking Statement

This communication contains forward-looking statements that may state NRG Yield’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG Yield believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify or successfully implement acquisitions (including receipt of third party consents and regulatory approvals), our ability to enter into new contracts as existing contracts expire, our ability to obtain anticipated Section 1603 Cash Grants and our ability to maintain and grow our quarterly dividends.

NRG Yield undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG Yield’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG Yield’s future results included in NRG Yield’s filings with the Securities and Exchange Commission at www.sec.gov.

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Contacts:

Media:	Investors:
Karen Cleeve	Chad Plotkin
609.524.4608	609.524.4526

David Knox	Dan Keyes
832.357.5730	609.524.4527